Final
signed

Bonanza

American Bonanza Gold Corp.
290 Gentry Way, Suite 6
Reno, Nevada 89502

May 12, 2010

NJB Mining, Inc.
10751 N. Frank Lloyd Blvd.
Suite 101
Scottsdale, AZ 85259

PURCHASE AGREEMENT
Calumet Flotation and Grinding Mill, Calumet, MI

Dear Mr. Bellemare:

This letter agreement (this "Agreement") sets forth the terms and conditions of our agreement pursuant to which Bonanza Explorations Inc. ("BEI") shall acquire an option to purchase the property commonly known as the Calumet Mill, Calumet, Michigan and associated equipment described on Attachment A (the "Assets") from NJB Mining, Inc. and RAM Opportunities (Sellers) for cash and stock consideration of US$650,000 (the "Purchase Price").

1. *Option to Purchase*. Sellers hereby grant to BEI, subject to the terms and conditions of this Agreement, the exclusive, immediate and irrevocable option (the "Option") to purchase the Assets for the consideration set out in Paragraphs 2, 3, and 4 below. The Option shall be exercisable at any time during the period beginning on the date of this Agreement and extending for 90 days from date of this Agreement (the "Option Period").

2. *Deposit*. Upon execution of this Agreement by all parties, BEI will pay NJB $75,000 as a non-refundable deposit towards the purchase of the Assets.

3. *Purchase Price*. In order to exercise the Option and acquire the Assets, BEI shall pay to the Sellers the Price, which shall be paid as follows:

- through the issue of 625,000 shares of American Bonanza Gold Corp. (the "AB Shares") to RAM Opportunities;
- through the issue of 625,000 shares of American Bonanza Gold Corp. (the "AB Shares") to NJB Mining Inc.; and
- US$325,000 (which is US$400,000 less the option price of US$75,000) paid to NJB Mining Inc.

The issue of the AB Shares will be subject to compliance with securities legislation applicable to AB and to Sellers, including the policies of the Toronto Stock Exchange. Sellers agrees that the AB Shares will be subject to a hold period as per securities law requirements of four (4) months in Canada and restricted in the United States and that the certificates representing the AB Shares will bear a legend restricting the transfer of such shares in accordance with applicable Canadian and United States Securities Laws.

4. *Fees and Expenses*. Each party will be responsible for paying all fees and expenses incurred on its account in connection with the proposed transaction, including fees of accountants and counsel.

5. *No Shop*. Sellers have represented to BEI that there is presently no contractual obligation providing for the disposition, by sale, merger, joint venture, long term lease or otherwise, of the Assets. Sellers agree that until the earlier of (a) the expiry of the Option Period, or (b) written notice from BEI that it will not proceed to exercise its Option, neither Sellers nor any of its officers, directors, employees, representatives, agents or affiliates shall, directly or indirectly, to solicit, or to initiate or participate in, negotiations with any person or entity other than BEI with respect to the disposition, by sale, merger, joint venture or otherwise, of the Assets.

6. *Representations and Warranties of Sellers:*.

Sellers represent and warrant to BEI, and acknowledge that in exercising the Option BEI will be relying upon such representations and warranties, that:

(a) Sellers are duly incorporated, validly existing, and in good standing under the laws of is jurisdiction of incorporation;

(b) Sellers have the full corporate power right, power and authority to execute and deliver this Agreement and to sell the Assets;

(c) This Agreement constitutes a legal, valid and binding agreement of Sellers, enforceable against it in accordance with its terms;

(d) Neither the entering into nor the delivery of this Agreement nor the completion of the purchase and sale of the Assets, nor the removal of the Assets from their current location will result in a violation of:

(i) any of the provisions of its constating documents or by-laws;

(ii) any agreement or other instrument to which it is a party or by which it is bound;

(iii) any applicable law in respect of which it must comply;

(e) All necessary approvals by its directors and shareholders have been obtained to authorize the execution and delivery of this Agreement and the completion of the transaction contemplated hereby;

(f) Sellers are the sole beneficial and registered owner of the Assets free and clear of all liens, charges, encumbrances and any other rights of others, it has the right to sell the Assets to BEI, there is no adverse claim or challenge against the ownership or title to the Assets nor is there any basis for such claim, and upon completion of the purchase of the Assets BEI will have legal and beneficial and good and valid title to each of the Assets, free and clear of all liens, charges, encumbrances and any other rights of others;

(g) There are no actions, suits or proceedings, at law or in equity, by any person, nor any arbitration, administrative or other proceeding by or before any governmental authority, pending or threatened, affecting the Assets;

(h) Attachment A lists all of the Assets, and except as set out on Attachment A, all of the Assets are in as is where is condition;

(i) No authorization, approval, order, license, permit or consent of any governmental authority, regulatory body or court, of the United States or any political subdivision thereof, and no registration with, declaration or notice to or filing by it with any such governmental authority, regulatory body or court is required in order for it to;

> (i) incur the obligations expressed to be incurred by it in or pursuant to this Agreement;
>
> (ii) execute and deliver all other documents and instruments to be delivered by it pursuant to this Agreement;
>
> (iii) duly perform and observe the terms and provisions of this Agreement, or
>
> (iv) render this Agreement legal, valid, binding and enforceable against Sellers;

7. *Covenants of Sellers*: Sellers covenant with BEI that:

(a) they will indemnify and save harmless BEI, any successor or assignee of BEI, any agent of BEI, and the respective officers, directors and employees of the foregoing (collectively the "Indemnities") from and against:

> (a) any losses suffered by the Indemnities for, in connection with, or as a direct or indirect result of, the failure of Sellers to comply with any requirements of environmental law whether such failure occurred before or after the completion of the purchase and sale of the Assets ;
>
> (b) any losses suffered by the Indemnities for, in connection with, or as a direct or indirect result of, the environmental condition or the presence of any hazardous substance situated in, on, under or adjacent to the Assets or any other adjacent property owned by Sellers or in which they have any interest or upon which they carry on business; and
>
> (c) any and all liabilities and losses which may be incurred or asserted against or paid by the Indemnities for, in connection with, or as a direct or indirect result of, any legal proceedings with respect to the environmental condition or the presence of any hazardous substance situated in, on, under or adjacent to the Assets or any other adjacent property owned by Sellers or in which they have any interest or upon which they carry on business, or the discharge, emission, spill, radiation or disposal of any hazardous substance into or upon any land, the atmosphere, or any watercourse or body of water; including, without limitation the costs of defending and/or counterclaiming or claiming over against third parties in respect of any action or matter and any cost, liability or damage arising out of a settlement entered into by the Indemnities of any such action or

matter.

(b) they will maintain the Assets in the same condition as currently exists during the Option Period, and will permit BEI and its representatives to access to examine and conduct due diligence on the Assets during the Option Period; and

(c) they will execute such further documents as may be necessary to effect a transfer of the Assets to BEI or to a subsidiary or affiliate of BEI.

8. *Representations and Warranties of BEI.*

(a) BEI is duly incorporated, validly existing, and in good standing under the laws of is jurisdiction of incorporation;

(b) BEI has the full corporate power right, power and authority to execute and deliver this Agreement and to issue the AB Shares; and

(c) this Agreement constitutes a legal, valid and binding agreement of BEI, enforceable against it in accordance with its terms.

(d) BEI acknowledges and agrees that:

(i) The Plant is of a size, design and make selected by BEI

(ii Sellers are not the manufacturer of the Plant

(iii) The Plant is being sold "as is" and other than the warranty of Title, Sellers do not make any representation or warranty, express or implied, with the respect to the merchantability, condition, quality or durability of the equipment, or its fitness for a particular purpose.

(e) BEI shall comply with, and shall cause its contractors to comply with, all laws, rules and regulations applicable to the dismantling and removal of the Calumet Mill

(f) BEI shall fully indemnify, defend and save harmless Sellers from and against any and all citations, orders, fines, liabilities, penalties (including reasonable legal fees) which Sellers may be charged with, be responsible for or pay out by reason of any failure of BEI or its contractors to comply with any such laws, rules, regulations and ordinances.

(g) While on the Site BEI shall comply with all rules and regulations of Health and Safety

9. *Conveyance.* Sellers will from time to time after closing execute and deliver to BEI all such conveyances, transfers, assignments and other instruments in writing and further assurances as BEI may reasonably require from Sellers, and BEI will from time to time after closing execute and deliver to Sellers all such instruments in writing as Sellers may reasonably require, to give affect to the provisions of this Agreement and the purchase and sale of the Assets.

10. *Delivery of Assets.* The Assets shall be delivered at the Calumet Mill, Calumet, and BEI shall have 12 months after the exercise of the Option to remove the Assets from the Calumet Mill. Upon exercise of the Option, all right, title and interest in and to the Assets shall pass to BEI, notwithstanding

11. *Confidentiality* This Agreement and its contents will remain strictly confidential until BEI is prepared to make public disclosure of this Agreement. The parties agree to cooperate in making any such disclosure and announcement.

12. *Return of Property.* BEI reserves the right to end work and the relationship with Sellers on at anytime with written notice. If at any time during the project, BEI decides to not pursue the Purchase, BEI will return "*non-purchased*" documents, reports, drawings and computer files to Sellers.

13. *Assignment.* BEI. BEI shall have the right to assign this Agreement and its rights hereunder to any affiliate, subsidiary or holding company of BEI upon written notice to the Sellers.

If the foregoing is acceptable, please indicate your agreement in the space provided below.

Very truly yours,

American Bonanza Gold Corp.

By ______________________

Brian Kirwin, President and CEO

Bonanza Explorations Inc.

By ______________________

Brian Kirwin, President and CEO

AGREED AND ACCEPTED

THIS 12 DAY OF May 2010

SELLERS:

NJB Mining, Inc.

By ______________________

Norm Bellemare, President and CEO

Ram Opportunities

By ______________________

Richard Gresham, President and CEO

American Bonanza Gold Corp.
Suite 305 - 675 West Hastings Street
Vancouver, British Columbia
Canada, V6B 1N2
Telephone (604) 688-7523
Facsimile (604) 683-0122

Richard Gresham, President and CEO

Attachment A

Calumet Mill Equipment

700 TPD Flotation/Gravity Plant, including Pre Engineered Building consisting of all equipment within the mill building:

(1) Allis Chalmers Rod Mill – 1975 - Size: 6'-6" x 12' c/w 250 HP AC induction motor drive
(1) Hardinge Ball Mill - Model Tri-Cone - Size: 11'-4" x 10' x 6' Capacity c/w spare liners – 600 HP
(1) Ducon Multivane Fume Scrubber, Size 58, Type 1, Lincoln 25 HP motor drive, Reese blow pipe type 21-40
(2) Banks of (8) Denver Cell Flotation Machines – 40 cu. ft. per cell – (8) 15 HP motor drives
(4) Denver Cleaner Cells – Model DR-N0-18 Special – 25 cu. ft. per cell – Lincoln 7-1/2 HP motor drive
(1) Dorrco Vacuum Concentrate Filter Drum – 8' x 4' cap.- electric motor drive
(1) Eimco Insulated Steel Tank Thickener – type BX – 8' high x 20' diameter with agitation unit
(1) Eimco Insulated Steel Tank Thickener – type BX – 12' high x 75' diameter with agitation unit
(1) Welded steel water storage tank – approx. 3,000 gallons cap. for process water
(6) Denver concentrate ore samplers, Model 52H, 18" and 24" cap.
(2) Krebs 10" cyclones, Model D10B
(3) Denver duplex gravity concentrating jigs, 24" X 36" cap. with electric motor drives
(1) Mill Building – 90' long x 80' wide x 40' high (approx.)
(1) Conveyor – 24" x 120' Rod mill feed – 3 HP motor

Other Items:

- Assorted Transformers as necessary for the operation of the mill.
- A used and fully functioning and complete MCC that replaces gutted Calumet MCC.
- All pumps within the facility and any missing pumps as necessary for operation the circuit.
- All existing landings, columns, steel floors, railings, footplates, etc.
- Existing chemical mix equipment and distribution system
- Any existing pipe, valves, hangers, instrumentation that is still usable
- Any existing electrical equipment that is usable to include motors, switches, wire, cable tray, etc.
- Any other existing item associated with the mill to include vacuum system, fresh water system, booster pumps, etc..
- Any existing associated lifting equipment, spare parts, or other equipment vital to the operation of the mill.

A review of the ore bin will be undertaken. If the ore bin is taken, the following items will be included:
(1) Ore Bin
(2) Associated feeders and conveyors.

American Bonanza Gold Corp.
Suite 305 - 675 West Hastings Street
Vancouver, British Columbia
Canada, V6B 1N2
Telephone (604) 688-7523
Facsimile (604) 681-0122

Note the following crushing parts and building originally included will not be part of the purchase:
(1) Crusher Building – 50' long x 60' wide x 40' high (approx.)
(2) National Iron Hydro stroke Feeders – Model 50H – 42" wire X 14' cap.
(1) Telsmith Vibrating Grizzly Feeder - Size 36" x 12' - Unit Size: 22H, 4 Bars - c/w 15 HP motor

American Bonanza Gold Corp.
Suite 305 - 675 West Hastings Street
Vancouver, British Columbia
Canada, V6B 1N2
Telephone (604) 688-7523
Facsimile (604) 681-0122